Exhibit 99.5

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

      We hereby consent to the use of our opinion letter dated November 24, 2003, to the Board of Directors of Staten Island Bancorp, Inc. included as Appendix D to the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement of Independence Community Bank Corp., dated on or about December 22, 2003, on Form S-4 relating to the proposed merger of Staten Island Bancorp, Inc. and Independence Community Bank Corp. and to the references to such opinion therein.

      In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

/s/ JOSEPH MOELLER
Name: Joseph Moeller
Title: Managing Director

Date: December 22, 2003